Code of Ethics

Dated: November 18, 2014

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act and Rule 17j-1 of the IC Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;
•	Compliance with all applicable Federal Securities Laws;
•	Reporting and review of personal Securities transactions and holdings;
•	Reporting of violations of the code; and
•	The provision of the code to all supervised persons.

Additionally, the Code of Ethics and other policies and procedures implemented by Kortright are intended to prevent Access Persons (as defined in the Definitions Section of this manual as all employees and partners of Kortright) from engaging in prohibited conduct.  Prohibited conduct by Access Persons would be:

•	To employ any device, scheme or artifice to defraud any Client of Kortright’s;
•
To make any untrue statement of a material fact to any Client of Kortright’s or omit to state a material fact necessary in order to make the statements made to a Client, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Client of Kortright’s;
•	To engage in any manipulative practice with respect to a Client of Kortright’s.

Risks

In developing these policies and procedures, Kortright considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Access Persons do not understand the fiduciary duty that they, and Kortright, owe to Clients;
•	Access Persons and/or Kortright fail to identify and comply with all applicable Federal Securities Laws;
•	Access Persons do not report personal Securities transactions;
•	Access Persons trade personal accounts ahead of Client accounts;
•	Access Persons allocate profitable trades to personal accounts or unprofitable trades to Client accounts;
•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;
•	Kortright does not provide its Code of Ethics and any amendments to all Access Persons; and
•	Kortright does not retain Access Persons’ written acknowledgements that they received the code and any amendments.

Kortright has established the following guidelines to mitigate these risks.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Kortright and its Access Persons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All employees and partners of the firm are Access Persons, and the CCO will ensure they are aware of their obligations under the Code.  All questions regarding the Code should be directed to the CCO. Access Persons must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Kortright to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Access Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Access Persons. Access Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Kortright’s services, and engaging in other professional activities.

We expect all Access Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Kortright must act in its Clients’ best interests. Neither Kortright, nor any Access Person should ever benefit at the expense of any Client. Access Persons should notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Access Persons are generally expected to discuss any perceived risks, or concerns about Kortright’s business practices, with their direct supervisor. However, if an Access Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Procedure and General Prohibitions

1.	With the exception of involvement with non-profit or other civic organizations, outside directorship of unaffiliated companies is prohibited.
2.	No Access Persons will serve as an officer, general partner, consultant agent, representative, trustee or employee of any other business, except an affiliate without CCO approval.
3.
Access Persons shall have no monetary interest as principal, agent, shareholder or beneficiary, directly or indirectly, or through any substantial interest in any other corporation, partnership or business unit that conflicts with the interests of Kortright or its clients.

4.	Access Persons shall have no investment in any private placement, hedge fund or other private investment vehicle, other than those managed by Kortright.
5.
No Access Person, except in the course of his/her duties, shall reveal to any other person, information regarding any Advisory Client, or any securities transactions being considered, recommended or executed on behalf of any Advisory Client, except to other investment professionals or prospective clients, and this is permitted only to the extent that the interests of Advisory Clients are not detrimentally affected.

6.
No Access Persons shall make any recommendation concerning the purchase or sale of any security by an Advisory Client without disclosing, to the extent known, the interest of Kortright or Kortright Access Persons, if any, in such securities or the issuer thereof, including, without limitation:

a.	Any direct or indirect beneficial ownership of any securities of such issuer;
b.	Any contemplated transaction by such person in such securities; and
c.	Any present or proposed relationship with such issuer or affiliates.
7.	No Access Person shall engage in insider trading (as defined in the Insider Trading section of this Manual), whether for his or her own benefit or for the benefit of others.
8.
No Access Person shall engage or otherwise use the services of a third party investment consultant without the express written approval of the CCO.  Refer to the section of this Manual on Insider Trading.

9.
No Access Person shall engage in market manipulation or the act of intentionally spreading false information (e.g. negative rumors concerning a publicly traded company).  Refer to the section of this Manual on Manipulative Market Practices.

10.	No Access Person may communicate material, non-public information concerning any security to anyone else unless it is properly within his or her duties to do so.
11.
Once a year, an “Annual Compliance Questionnaire”, in the format presented in this Manual, shall be distributed to all Access Persons for completion and filing by the CCO.  Each Access Person shall supplement the annual questionnaire as necessary to reflect any material changes between annual filings.

12.	No Access Person may give or receive any gift that could compromise Kortright as a fiduciary to its clients. Refer to the section of this Manual that addresses Gifts and Entertainment policy.
13.
Neither Kortright nor any Access Person may make any political contribution (or provide anything of value including his/her volunteer time or other resources) to a state or local official without clearance from the CCO.  Refer to the section on Political Contributions in this manual.

14.
Access Persons are to disclose to the CCO all personal securities holdings immediately upon commencement of employment, and in no case more than ten (10) days beyond the Access Person’s start date.  Refer to the section of this manual on Personal Securities Transactions.

Reporting Violations

Improper actions by Kortright or its Access Persons could have severe negative consequences for Kortright, its Clients and Investors, and its Access Persons. Impropriety, or even the appearance of impropriety, could negatively impact all Access Persons, including people who had no involvement in the problematic activities.

Access Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the Managing Partner on the matter. Any problems identified during the review will be addressed in ways that reflect Kortright’s fiduciary duty to its Clients.

An Access Person’s identification of a material compliance issue will be viewed favorably by the Company’s Partners. Retaliation against any Access Person who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Access Person believes that he or she has been retaliated against, he or she should notify the Managing Partner directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading  rights, imposing a fine, suspending employment  (with or  without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Access Person to civil, regulatory or criminal sanctions. No Access Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

Kortright will distribute this Manual, which contains the Company’s Code of Ethics, to each Access Person upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Access Persons must acknowledge that they have received, read, understood, and agree to comply with Kortright’s policies and procedures described in this Manual, including this Code of Ethics. Each Access Person should complete the attached Annual Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual.  Access Persons must also complete and submit the Annual Compliance Questionnaire Supplement within ten days of hire and annually thereafter.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Kortright, Access Persons, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Kortright, its Access Persons, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Kortright’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Access Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Kortright and/or its Access Persons on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Kortright and its Access Persons. If an Access Person believes that a conflict of interest has not been identified or appropriately addressed, that Access Person should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Access Persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for Kortright to be able to retroactively demonstrate that it carefully considered particular conflicts of interest.

Personal Securities Transactions

With the exception of certain exempt security types listed below, an Access Person is not allowed to trade securities in any account over which the Access Person has any direct or indirect influence or control.  An Access Person may grant full discretion to an unaffiliated investment adviser to trade securities on his/her behalf.  Access Persons must report the existence of all accounts in which they have a beneficial interest to the CCO upon employment and on an annual basis using the Annual Account Acknowledgment (attached) and certify the Access Person has no direct or indirect influence or control over the accounts. The CCO may ask for supporting documentation, such as a copy of the discretionary account management agreement and/or a written certification from an unaffiliated investment adviser.  Access Persons must also sign or transmit to the CCO by email the Quarterly Transactions Certification Form within 30 days of the end of every calendar quarter, certifying they have not effected any securities transactions in accounts over which they have direct or indirect control.

Pre-Clearance

Access Persons may sell securities from account under their direct or indirect control with the prior approval of the CCO.  All sales of securities other than exempt securities noted in the section below require this pre-clearance, and the approval is valid for the trading day on which it is received.  Access Persons are prohibited from purchasing securities, other than the exempt securities listed below.

Exempt Securities

Access Persons may trade in the following securities in accounts over which they exercise direct or indirect control:

•	Bankers acceptances, bank certificates of deposit or time deposit;
•
Registered open-end mutual fund shares (other than any fund for which Kortright serves as investment adviser or any fund whose investment adviser or principal underwriter controls Kortright, is controlled by Kortright, or is under common control with Kortright);

•	Exchange traded funds;
•	Treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued by or guaranteed by the U.S. Government;
•
Non-volitional purchases and sales, such as shares resulting from securities rights issue offered to similarly situated individual, such as common stock received as part of an insurance company’s demutualization;

•	Security purchases or sales as a result of an automatic dividend reinvestment plan.

Any transactions in instruments other than those specifically named as “Exempt Securities” must be pre-cleared by the CCO.

Accounts Covered by the Policies and Procedures

Kortright’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held by immediate family members sharing the same household if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

The CCO will review all account statements and reports within 30 days after receipt.  The review will:

•	Address whether Access Persons followed internal procedures, such as pre-clearance;
•	Compare Access Person transactions to any restrictions in effect at the time of the trade, including securities on the Restricted List; and
•	Periodically analyze the Access Person’s overall trading for patterns that may indicate abuse.

The CCO will document such review by initialing Access Person statements or otherwise indicating that the statements have been reviewed and will maintain copies of all reports and account statements received.

Annual Report to Fund Board

On a periodic basis, but not less than annually, the CCO shall prepare a written report to each registered fund client’s Chief Compliance Officer and its Board of Trustees setting forth the following:

•
A description of any issues arising under the Code of Ethics or underlying procedures since the last report to the Board, including, but not limited to, information about material violations of the Code of Ethics or underlying procedures and sanctions imposed in response to the material violations;

•	A certification on behalf of Kortright that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics; and
•	A summary of existing procedures concerning personal investing and any changes made during the past year.

Recordkeeping Requirements

The CCO shall maintain all records in accordance with Rule 17j-1 under the IC Act and Rules 204A-1 and 204-2 under the Advisers Act.  Specifically, the CCO will maintain the following:

•	Copies of the Code of Ethics for a period of five years;
•	A record of each Code violation for a period of five years;
•	Copies of all Access Persons reports for a period of five years;
•	Records of all Access Persons subject to the Code for a period of five years;
•	Copies of annual compliance reports for a period of five years

Disclosure of the Code of Ethics

Kortright will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Kortright’s Code of Ethics should be directed to the CCO.

Initial: __________
Date: __________

Attachment – Annual Compliance Manual Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by Kortright’s Compliance Manual, which includes Kortright’s Code of Ethics. I understand that any questions about Kortright’s Manual (including the Code) should be directed to the CCO.

Print Name:

Signature:

Date:

Note: All Access Persons must also complete and submit the Annual Compliance Questionnaire Supplement that begins on the following page.

Initial: __________
Date: __________

Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question	Yes	No
1. Are you or any members of your immediate family employed by a financial services company other than Kortright, or by a company that provides products or services to Kortright?
2. Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle unrelated to Kortright’s activities?

3. Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to Kortright?

4. Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any Client or Investor?
5. Do you or any members of your immediate family have any other business or personal relationship with any Client or Investor?
6. Are you or any members of your immediate family employed by any government entity?
7. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?
8. Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving Kortright, you or your immediate family members and any Client or Investor?
9. Have you complied with Kortright’s requirements regarding the disclosure and approval of outside business activities?

10. Are you aware of any potentially Material Non-Public Information that has not been previously disclosed to the CCO?  (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)

11. Have you improperly transmitted proprietary information between Kortright and any prior employers or other individuals or entities?

Initial: __________
Date: __________

Question	Yes	No
12. Have you reported all of the political contributions that you made in the past two years?

13. In the past 10 years, have you been convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:

• Felony
• Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

14. Are any felony or misdemeanor charges, as described above, currently pending?

15. In the past 10 years, has the SEC or the CFTC found you:

• To have made a false statement or omission?
• To have been involved in a violation of SEC or CFTC regulations or statutes?
• To have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

16. In the past 10 years, has the SEC or the CFTC:

• Entered an order against you in connection with investment-related activity?
• Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

17. In the past 10 years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you to have:

• Made a false statement or omission, or been dishonest, unfair, or unethical?
• Been involved in a violation of investment-related regulations or statutes?
• Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

18. In the past 10 years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

• Entered an order against you in connection with an investment-related activity?
• Denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

19. In the past 10 years, has any self-regulatory organization or commodities exchange found you to have:

• Made a false statement or omission?
• Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?
• Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

Initial: __________
Date: __________

Question	Yes	No

20. In the past 10 years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?

21. Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

22. In the past 10 years, has any domestic or foreign court:

• Enjoined you in connection with any investment-related activity?
• Found that you were involved in a violation of investment-related statutes or regulations?
• Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

23. Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?
New Access Persons should skip the remaining questions. Explain any marks in the shaded boxes above in the table following questions 24 – 28.
24. During the past 12 months, have you effected any personal securities transactions in accounts over which you have direct or indirect control?
25. During the past 12 months, have you reported gifts and entertainment in accordance with Kortright’s reporting policies?
26. During the past 12 months, have you traded on or improperly transmitted any Material Non-Public Information?
27. During the past 12 months, have you become aware of any violation of Kortright’s Code of Ethics that you did not disclose to the CCO?

Initial: __________
Date: __________

Question	Yes	No

28. To the best of your knowledge, during the past 12 months, has Kortright and its Access Persons (including yourself) complied with the Company’s written policies and procedures regarding:

• Insider trading;
• Outside business activities and prior employment;
• Political contributions;
• Identification, reporting, and resolution of complaints;
• Portfolio management;
• Proxy voting;
• Trading;
• Identification, reporting, and resolution of trade errors;
• Soft dollars;
• Security valuation;
• Account opening and closing;
• Side pockets;
• Anti-money laundering;
• Protection of Clients’ privacy;
• Custody and safeguarding of assets;
• Fee billing;
• The maintenance and dissemination of disclosure documents;
• The use of electronic communications;
• Advertising and marketing;
• Solicitation arrangements;
• Media communications
• Contingency and disaster recovery planning; and
• The maintenance of books and records.

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I responded to the Annual Compliance Questionnaire Supplement completely and accurately.

Print Name:

Signature:

Date:

Initial:_________
Date:_________

Attachment – Annual Account Acknowledgement

For the Year Ended:                                                                or
Check if this is your initial acknowledgement:

Broker or Custodian	Account Title	Account Number	Date Account was Established

I certify the following:
•
This form fully discloses all Securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

•
I have attached all custodial statements or other documentation listing all securities in the accounts above in which I have a beneficial interest.  These statements include the title and type of securities held, ticker or CUSIP number, number of shares and principal amount of each security.  To the extent that the statements do not include this information, I agree to provide a schedule of all investments held in accounts with the relevant information for all positions.

•	I personally have not traded any Securities in an account in which I have a Beneficial Interest, and have no other Securities accounts other than those listed above.

Signature:	Print Name:___________________	Date:________________

Initial:_________
Date:_________

Deliver to the CCO within 10 days of becoming an Access Person with the information current as of a date not more than 45 days prior to becoming an Access Person and 45 days of the end of the calendar year thereafter, and must be current as of no more than 45 days before the report is submitted. Use additional sheets if necessary.

Attachment – Quarterly Transactions Certification Form

By signing below, I certify that I have not opened any brokerage account, nor have I directed any transactions in any account over which I have any direct or indirect control during the last calendar quarter, other than Exempt Securities as defined in Kortright’s Code of Ethics.  I have directed the custodians of accounts in which I have a beneficial interest to provide details of all positions in the accounts, including the title and type of security, ticker symbol or CUSIP number, transaction date, number of shares, type of transaction, transaction price, name of bank, broker or financial institution through which the transaction was effected.

Print Name:

Signature:

Date:

By signing below, I certify that I have either opened a brokerage account or accounts (and attach an account acknowledgement form with the details of such account or accounts), or I have directed transactions in an account over which I have any direct or indirect control during the last calendar quarter.  I have directed the custodians of accounts in which I have a beneficial interest to provide details of all positions in the accounts, including the title and type of security, ticker symbol or CUSIP number, transaction date, number of shares, type of transaction, transaction price, name of bank, broker or financial institution through which the transaction was effected.

Print Name:

Signature:

Date:

Deliver to the CCO within 30 days of the end of each calendar quarter.